Pricing Supplement No. 130 Dated March 2, 2000
(To Prospectus Supplement dated September 17, 1999
and Prospectus dated September 17, 1999)

Pursuant to Rule 424(b)(3)
Registration Statement No. 333-85283

J.P. Morgan & Co. Incorporated
60 Wall Street
New York, NY  10260-0060
(1-212) 483-2323

Medium-Term Notes, Series A
(Floating Rate Notes)


Principal Amount:  $405,000,000

CUSIP:  61687Y EM5

Trade Date:  March 2, 2000

Settlement Date:  March 6, 2000

Maturity Date:  March 6, 2001

If principal amount is other than
U.S. dollars, equivalent in U.S. dollars:  N/A

Exchange Agent:  N/A

Price to Public (Issue Price):  100.0%

Net Proceeds to Issuer:  $405,000,000  (100%)

Interest Rate (per annum): Prime as set forth in the H.15 (Telerate page 125) minus 284 basis points, with one day "Look Back" - i.e., the Prime Rate applicable for each Interest Reset Date shall be the Prime Rate as of the close of business on the preceding Business Day; and a two day "Cut Off" - i.e., the Calculation Agent shall apply the Prime Rate for each Interest Reset Day up to and including the second Business Day immediately prior to each Interest Payment Date in accordance with the one day "Look Back" provision. The Prime Rate as of the close of business on Thursday applies to Friday, Saturday and Sunday and the rate for Friday applies to Monday. In addition, the Interest Rate determined on the second Business Day immediately prior to each Interest Payment Date shall be applicable for all Interest Reset Dates from such Business Day up to but excluding the immediately following Interest Payment Date.

Interest Rate Basis:
     (  )  Commercial Paper Rate   (  )  Federal Funds Rate
     (  )  LIBOR (Reuters)         (  )  Treasury Rate Note
     (  )  LIBOR (Telerate)        (  )  Other:
     (X)  Prime Rate

Interest Payment Date(s):  March 6, June 6, September 6, and
December 6 of each year, commencing June 6, 2000 and ending March
6, 2001; subject to following business day convention.

Record Date(s):  (X)  The fifteenth day (whether or not a
Business Day) next preceding each Interest Payment
Date.
                 (  )   Other:

Initial Interest Rate Per Annum:  In accordance with the Interest
Rate above.

Interest Payment Period: (  )  Annual   (  )  Semi-Annual    (  ) Monthly
                         (X)  Quarterly (  ) Other


Interest Reset Periods:
     (X)  Daily    (  )  Weekly   (   )  Monthly    (  ) Quarterly
     (  )  Semi-annually; the third Wednesday of :
     (  )  Annually; the third Wednesday of:

Interest Determination Dates: For calculation of each Interest
Payment, two New York Business Days prior to each Interest
Payment Date.

Interest Reset Date if other than stated in the Prospectus
Supplement: Daily, with one day "Look Back" - i.e., the Prime Rate applicable for each Interest Reset Date shall be the Prime Rate as of the close of business on the preceding Business Day; and a two day "Cut Off" - i.e., the Calculation Agent shall apply the Prime Rate for each Interest Reset Day up to and including the second Business Day immediately prior to each Interest Payment Date in accordance with the one day "Look Back" provision. The Prime Rate as of the close of business on Thursday applies to Friday, Saturday and Sunday and the rate for Friday applies to Monday. In addition, the Interest Rate determined on the second Business Day immediately prior to each Interest Payment Date shall be applicable for all Interest Reset Dates from such Business Day up to but excluding the immediately following Interest Payment Date.

Interest Calculation:
     (X)  Regular Floating Rate
     (  )  Inverse Floating Rate (Fixed Interest Rate: ___%)
     (  )  Other Floating Rate (See attached)

Spread (plus/minus):  Minus 284 basis points Spread Multiplier:  N/A

Index Maturity:  Daily             Index Currency:  N/A

Maximum Interest Rate:  N/A        Minimum Interest Rate:  0

Calculation Date if other than stated in the Prospectus
Supplement:  N/A

Right of Payment:
     (  )  Subordinated   (X)  Unsubordinated

Day Count Basis:       ( )   30/360 (Commercial Paper Rate Notes,
                             Federal Funds Rate Notes, Prime
                             Rate Notes and LIBOR Notes)
                        (X)  Actual/360

Form:     (X)   Book-Entry Note (DTC)
          (  )  Certificated Note

Denomination: $250,000 with $50,000 integral multiples thereafter.

Redemption:
(X)  The Notes may not be redeemed prior to stated maturity.
(  )  The Notes may be redeemed prior to maturity.

Optional Redemption Date(s):  N/A
Initial Redemption Date:  N/A
Initial Redemption Percentage:  N/A
Annual Redemption Percentage Reduction:  N/A
Modified Payment Upon Acceleration: N/A
Repayment Date Prices:  N/A

Sinking Fund:  None

Extendible Note:   (  )  Yes        (X)  No

Amortization Schedule: N/A

Original Issue Discount: N/A
     Amount of OID:
     Yield to Maturity:
     Interest Accrual Date:
     Initial Accrual Period OID:

Indexed Note:  (  )  Yes        (X)  No

Calculation Agent(s):    (X)   U.S. Bank Trust National Association
                         (  )  Morgan Guaranty Trust Company of New York

Plan of Distribution:
     J.P. Morgan Securities Inc. has acted as Agent on behalf of the Company.

     The Company has agreed to indemnify the Agent against certain liabilities, including liabilities under the Securities
Act of 1933, as amended.

Additional Terms:

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE
DEFINED IN THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS SHALL HAVE
THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT OR THE
PROSPECTUS.